Exhibit 10.2

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH HEREIN. THE CLOSING OF ANY SUCH TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 11.02, as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of July 3, 2025 (the “Execution Date”), by and among the following parties (each of the following, a “Party” and collectively, the “Parties”).

(i)	Each of the entities listed on Schedule 1 hereto (collectively, the “Debtors”); and

(ii)	XBP Europe Holdings, Inc. (together with its applicable controlled affiliates, if any, “XBP”).

RECITALS

WHEREAS, on April 24, 2025, (i) the Debtors, (ii) Exela Technologies, Inc. (“ETI”), GP 3XCV LLC and XCV-STS, LLC (collectively, the “Consenting ETI Parties”), (iii) Par Chadha, in his capacity as Chairman of the board of directors of ETI, GP 2XCV LLC and General Pacific, LLC (together, the “Individual Owner”), and (iv) the holders or beneficial holders of, or nominees, investment advisors, sub-advisors, or managers or discretionary accounts or funds that hold or beneficially hold, April 2026 Notes Claims or July 2026 Notes Claims party thereto (collectively, the “Consenting Creditors” and together with the Individual Owner, and the Consenting ETI Parties, the “Consenting Stakeholders”) entered into that certain Amended and Restated Plan Support Agreement (including the exhibits and schedules attached thereto, and as amended, restated, supplemented or modified from time to time, the “Consenting Stakeholder PSA”);

WHEREAS, the Debtors and the Consenting Stakeholders have in good faith and at arms’ length negotiated certain restructuring and recapitalization transactions with respect to the Debtors’ capital structure on the terms set forth in the Consenting Stakeholder PSA and on the terms set forth in Amended Joint Plan of Reorganization of DocuData Solutions, L.C. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 826] filed by the Debtors with the Bankruptcy Court (as defined below) on June 23, 2025 (including the exhibits and schedules attached thereto, and as amended, restated, supplemented or modified from time, the “Plan” and, such transactions as described in this Agreement, the Consenting Stakeholder PSA, the Plan, and the Restructuring Steps Exhibit (as defined in the Plan), and related transactions or steps to be taken in connection therewith, the “Restructuring Transactions”);

WHEREAS, the Debtors intend to implement the Restructuring Transactions, including through the Debtors’ voluntary cases under chapter 11 of title 11 of the United States Code, §§ 101-1532, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the jointly-administered cases commenced, captioned In re DocuData Solutions, L.C., Case No. 25-90023 (CML), the “Chapter 11 Cases”);

WHEREAS, on June 23, 2025, the Bankruptcy Court confirmed the Plan and the Restructuring Transactions contemplated thereby;

WHEREAS, the Parties have agreed to support the Restructuring Transactions subject to and in accordance with the terms of this Agreement and desire to work together to complete the negotiation of the terms of the documents and the completion of each of the actions necessary or desirable to effectuate the Restructuring Transactions in accordance with the Plan and the Restructuring Steps Exhibit;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Plan; and

NOW, THEREFORE, in consideration of the covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Interpretation and Defined Terms.

1.01.     Interpretation

For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time, in each case, in accordance with this Agreement, including, without limitation, Section 9; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)             the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)             the use of “include” or “including” is without limitation, whether stated or not;

(j)             unless otherwise specified herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein; and

(k)            the word “or” shall not be exclusive.

1.02.     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Consenting Stakeholder PSA or the Plan, as applicable. To the extent of any conflict between the Consenting Stakeholder PSA and the Plan, the meanings ascribed in the Plan shall control.

1.03.     Certain additional defined terms are set forth on Exhibit A hereto, which is incorporated by reference herein in all respects.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties on the date (such date, the “Agreement Effective Date”), on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)            each Debtor shall have executed and delivered counterpart signature pages of this Agreement to counsel to XBP; and

(b)            XBP shall have executed and delivered a counterpart signature page of this Agreement to counsel to the Debtors.

Section 3. Definitive Documents.

3.01.     The “Definitive Documents” are: (i) this Agreement, (ii) the Definitive Documents as defined in section 3.01 of the Consenting Stakeholders PSA, and (iii) such other motions, orders, agreements, and documentation necessary or desirable to consummate and document the XBP Transaction contemplated by this Agreement and the Plan.

3.02.     The Definitive Documents that are not executed as of the Agreement Effective Date remain subject to good faith negotiation, agreement and completion. Upon completion, the Definitive Documents shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with this Agreement. The Definitive Documents that are not executed or filed as “an agreed form” with the Bankruptcy Court as of the Agreement Effective Date, and any amendments, modifications, or supplements to any Definitive Documents, shall be consistent with this Agreement and otherwise shall be in form and substance reasonably acceptable to (i) the Debtors, (ii) XBP, (iii) the Required Consenting Creditors, and (iv) the Consenting ETI Parties in accordance with their consent rights under the Consenting Stakeholder PSA. For the avoidance of doubt, and without limiting the generality of the foregoing, XBP and the Debtors hereby acknowledge and agree that as of the Agreement Effective Date, the Governance Term Sheet, Exit Facilities Documents, and Exit Securitization Program are being negotiated, and as such remain subject to the consent rights of XBP and the Debtors set forth herein and the consent rights of the Consenting Stakeholders as set forth in the Consenting Stakeholder PSA. Promptly, following the date hereof, and to the extent it has not done so, the Debtors shall file with the Bankruptcy Court the executed Membership Interest Purchase Agreement entered into by a subsidiary of XBP and ETI-XCV, LLC as of the date hereof, the agreed form of New Parent Warrants Agreement, the Registration Rights Agreement, and the New Parent Shareholder Rights Plan (in each case as confirmed by counsel to the relevant interested parties as of the Agreement Effective Date).

Section 4. Commitments of XBP.

4.01.     Affirmative Commitments. During the Agreement Effective Period, XBP agrees to:

(a)            act in good faith to support the Restructuring Transactions and Plan, and timely take all actions contemplated by this Agreement and the Plan and as necessary to support and achieve consummation of the Restructuring Transactions and effectiveness of the Plan, including with respect to providing information as may be reasonably requested and necessary to obtain any necessary governmental approvals to consummate the Restructuring Transactions and Plan; and

(b)            except (A) as required by contracts existing on the date hereof or applicable Law, (B) with the consent of the Debtors and the Consenting Stakeholders, or (C) as contemplated, allowed, or required by the Plan or this Agreement or as advisable to give effect thereto: (i) operate their businesses in the ordinary course consistent with past practices; (ii) use commercially reasonable efforts (x) to preserve intact XBP’s business organization and relationships with third parties and employees, taking into account the Restructuring Transactions; and (y) maintain good standing (or equivalent status under the Laws of its incorporation or organization) under the Laws of the jurisdictions in which XBP is incorporated or organized, taking into account the Restructuring Transactions; (iii) consult in good faith with the counsel to the Debtors and the Consenting Stakeholders prior to XBP’s entry into, termination of, or modification of any material operational contracts, leases, or other binding agreements, other than in the ordinary course of business; (iv) refrain from increasing the compensation payable to any “Insiders” (as defined in the Bankruptcy Code) of XBP, except, with advance notice to the Debtors and the Consenting Stakeholders, annual base salary compensation increases and merit-based adjustments in the ordinary course of business and consistent with past practice or as required by the terms of and in accordance with any written employment or engagement agreement currently in effect between XBP and such person or as required by law; (v) refrain from granting any long term cash incentive awards payable to any “Insiders” (as defined in the Bankruptcy Code) of XBP not existing as of the date of this Agreement or implementing a short term incentive plan for 2026 payable to any “Insiders” (as defined in the Bankruptcy Code) of XBP; and (vi) refrain from entry into any transaction involving the direct or indirect sale, purchase, transfer, or other disposition of a material portion of XBP’s assets outside of the ordinary course of business or the transfer any material portion of any of XBP’s employees outside of the ordinary course of business, taking into account the Restructuring Transactions.

4.02.    Negative Commitments. During the Agreement Effective Period, except (A) as required by contracts existing on the date hereof or applicable Law, (B) with the consent of the Debtors and the Consenting Stakeholders, or (C) as contemplated, allowed, or required by the Plan or this Agreement, XBP agrees that it shall not, directly or indirectly (including directing or encouraging any person, trustee, agent, or entity to):

(a)            take any action that is inconsistent with this Agreement or the Restructuring Transactions or take any other action that would reasonably be expected to interfere with, delay, or impede the effectiveness of the Plan and the consummation of the Restructuring Transactions;

(b)            object to, delay, impede, or take any other action (including by directing or encouraging any other entity or person to take any action) to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(c)            propose, file, seek, solicit, support, or vote for any Alternative Restructuring Transaction;

(d)            file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Consenting Stakeholder PSA, or the Plan;

(e)            initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Debtors other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(f)            exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Equity Interests in the Debtors;

(g)            sell, transfer, lease or otherwise dispose of any material portion of its assets outside the ordinary course of business;

(h)            incur any material indebtedness, or guarantee any indebtedness of another entity outside the ordinary course of business;

(i)             issue any Interests or Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, except pursuant to XBP’s existing equity incentive plan or, solely to the extent needed to fund any obligations of XBP under or related to the Plan, in public offerings pursuant to the Company’s existing shelf registration statement; or

(j)             object to, delay, impede, or take any other action (including by directing or encouraging any other Entity to take any action) to interfere with the Debtors’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

4.03.     Additional Provisions Regarding XBP’s Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of XBP to consult with any Consenting Stakeholder, the Debtors, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) or their respective advisors, counsel or other representatives, in each case, subject to the terms of any Confidentiality Agreements; (b) impair or waive the rights of XBP to assert or raise any objection not prohibited by this Agreement in connection with the Restructuring Transactions; (c) prevent XBP from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit the rights of XBP under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, so long as the exercise of any such right is not inconsistent with XBP’s obligations hereunder; (e) subject to any notice provisions hereunder, prevent XBP from taking any action that is required to comply with applicable Law; (f) prevent XBP from taking any action that is otherwise consistent with this Agreement or the Plan; or (g) require XBP to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal or professional privilege.

Section 5. Commitments of the Debtors.

5.01.     Affirmative Commitments. During the Agreement Effective Period, the Debtors shall:

(a)            support and take all actions reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with this Agreement and the Plan;

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, negotiate in good faith with XBP appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment, and support and take all steps reasonably necessary and desirable to address any such impediment;

(c)            obtain any and all required regulatory and third-party approvals and consents for the consummation and implementation of the Restructuring Transactions;

(d)            provide to XBP all financial statements and other information reasonably requested by XBP so that it may seek requisite shareholder consent to complete its portion of the Restructuring Transactions;

(e)            negotiate in good faith and to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement and the Plan;

(f)             continue ordinary course practices to maintain their good standing under the Laws of the state or other jurisdiction in which they are respectively incorporated, organized, or formed, except to the extent that any failure to maintain the Debtors’ good standing arises solely from the filing of the Chapter 11 Cases;

(g)            use commercially reasonable efforts to obtain Exit Securitization Programs (as defined in the Plan) on economic terms for the Debtors that are superior to those of the Prepetition Securitization Programs (as defined in the Plan) and the Postpetition Securitization Programs (as defined in the Plan) or, in the alternative, to obtain alternative exit financing on superior economic terms to refinance the Prepetition Securitization Programs and the Postpetition Securitization Programs in connection with the Plan;

(h)            consult with XBP in formulating the tax structures and resolving any legacy tax obligations of the consolidated group with respect to the transactions contemplated in the Restructuring Steps Exhibit and the other Restructuring Transactions in a manner acceptable to XBP in its reasonable discretion;

(i)             except as otherwise expressly set forth in this Agreement, operate their businesses and operations in the ordinary course in a manner that is consistent with this Agreement and consistent with the Debtors’ past practice, and preserve intact the Debtors’ business organization and relationships with third parties (including, without limitation, suppliers, customers, and governmental and regulatory authorities and employees);

(j)             subject to any confidentiality obligations, provide counsel to XBP a copy of any written Alternative Restructuring Transaction (and, in the case of a verbal proposal, a written summary thereof) within one (1) Business Day of delivery to the board of directors, board of managers, or similar governing body of the Debtors of such proposal and, in any event, three (3) Business Days after the Debtors’ or their advisors’ receipt of such proposal; provided that, the Debtors will make commercially reasonable efforts to share any proposal for an Alternative Restructuring Transaction, including seeking any necessary waivers or modifications of any confidentiality provisions;

(k)            actively and timely oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(l)             inform counsel to XBP in writing (email being sufficient) as soon as reasonably practicable after becoming aware of any Debtor Material Adverse Effect;

(m)            consult with XBP, and consider XBP’s input, as to which executory contracts or unexpired leases are to be terminated, entered into, assumed, or rejected, if any; and subject to the requirements of the Bankruptcy Code whether to (i) enter into or voluntarily terminate any material contract, (ii) materially modify, amend, waive any right under or renew any material contract, other than (in the case of this clause (ii)), in the ordinary course of business or part of an existing plan in effect prior to the commencement of the Chapter 11 Cases, (iii) enter into or extend the term or scope of any contract that purports to restrict a Company or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the XBP Transactions;

(n)            inform counsel to XBP in writing (email being sufficient) as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance that they know to be a material impediment to the implementation or consummation of the Restructuring Transactions, including, without limitation, any breach of the Consenting Stakeholders PSA by any party thereto or the occurrence of any Termination Event under the Consenting Stakeholders PSA; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Debtors or any of their direct or indirect subsidiaries; (iii)            any material breach of any of the terms, conditions, representations, warranties or covenants set forth in this Agreement (including a breach by the Debtors); or (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(o)            promptly following the date hereof, provide a budget for the Debtors’ anticipated operations until the Plan Effective Date, including professional fees and escrowed amounts (the “Budget”);

(p)            make available the Chief Restructuring Officer, Deputy Chief Restructuring Officer, the Debtors’ financial adviser and management to help facilitate the transition and ongoing operations, and provide copies of all reports of the adviser provided to the Debtors board of directors and management; and

(q)            require that the Exit Facilities Documents and Exit Securitization Program Documents provide specific, standalone, covenant permissions for the payment of the reasonable and documented fees and expenses of (1) Loeb & Loeb LLP, as counsel to XBP, and (2) any other advisors to XBP to the extent subsequently approved by the board of Directors of XBP, in each case for work related to the Restructuring Transactions.

5.02.     Negative Commitments. During the Agreement Effective Period, the Debtors shall not, directly or indirectly, and XBP shall not, directly or indirectly, cause the Debtors to:

(a)            take any action that is inconsistent with this Agreement, the Plan, the Definitive Documents, or the Restructuring Transactions or take any other action that would reasonably be expected to interfere with, delay, or impede the consummation of the Plan and the Restructuring Transactions;

(b)            file any motion, pleading, order or any Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan, or the Restructuring Transactions; or

(c)            Without limiting the generality of Section 5.02(a), except as otherwise expressly contemplated by the Plan or the Definitive Documents or consented to by XBP in writing, no Debtor shall:

(i)            amend or modify its governing documents or propose any amendment to any of its governing documents of a Debtor;

(ii)           (A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other equity interest or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any securities of a Debtor, (B) redeem, purchase or otherwise acquire any outstanding securities of a Debtor, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any securities of a Debtor, (C) adjust, split, combine, subdivide or reclassify any securities of a Debtor, or (D) enter into, amend or waive any of the rights under any contract with respect to the sale or repurchase of any securities of a Debtor;

(iii)           directly or indirectly acquire or agree to acquire in any transaction any equity interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or the purchase (including by license, collaboration or joint development agreement) directly or indirectly of any properties or assets (other than purchases of supplies and inventory in the ordinary course of business and consistent with past practice);

(iv)          sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any properties, rights or assets with a fair market value in excess of $100,000 individually or $250,000 in the aggregate;

(v)           incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of a Debtor, except for (A) letters of credit, (B) trade credit or trade payables, in each case in the ordinary course of business and consistent with past practice, or (C) subject to the approval of the Bankruptcy Court, indebtedness to finance the Debtors Chapter 11 Proceedings;

(vi)          declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of a Debtor;

(vii)         other than as required by applicable law or as required by the terms of a benefit plan of a Debtor as in effect on the date hereof (or adopted hereafter in compliance with this clause, (A) increase the compensation or benefits (including severance benefits) of any current or former employees, officers, directors or other individual service providers of a Debtor, (B) take any action to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under any benefit plan of a Debtor, (C) enter into, negotiate, establish, amend, extend or terminate any benefit plan or collective bargaining agreement of a Debtor, or (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan of a Debtor or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by GAAP, applicable law or regulatory guidelines;

(viii)        incur any expense outside the ordinary course of business that is inconsistent with the Budget in any material respect;

(ix)           make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable law or regulatory guidelines;

(x)           write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(xi)           (A) make, change or revoke any entity classification election for tax purposes or, except as in the ordinary course of business, other material tax election, (B) adopt or change any material method of tax accounting or change any tax accounting period, (C) enter into any “closing agreement” as described in Section 7121 of the Internal Review Code of 1986 (or any comparable or similar provisions of applicable law), or settle or compromise any liability with respect to material taxes (other than in connection with the Chapter 11 Proceedings), (D) file any material amended tax return or file any material tax return inconsistent with past practice, (E) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material taxes other than such extensions for filing tax returns obtained in the ordinary course of business, or (F) surrender any right to claim any material tax refund or credit;

(xii)          make or commit to any capital expenditures in excess of $500,000;

(xiii)         make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any Person;

(xiv)         hire, engage or terminate (other than a termination for cause or as part of an existing optimization plan in effect prior to the commencement of the Chapter 11 Cases) the employment or engagement of, any employee, individual independent contractor or consultant who earns or will earn annual base compensation in excess of $150,000;

(xv)          fail to maintain in effect material insurance policies covering a Debtor and their respective properties, assets and businesses;

(xvi)         (A) purchase any marketable securities or (B) change the investment guidelines with respect to a Debtor’s investment portfolio;

(xvii)        forgive any loans to any employees, officers or directors of a Debtor, or any of their respective affiliates; or

(xviii)      (A) sell, transfer, assign, lease, license, covenant not to enforce, cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon or otherwise dispose of any rights to any intellectual property material to the Debtors, taken as a whole, other than licensing non-exclusive rights to third parties in the ordinary course of business, or (B) disclose to any Person any proprietary information, except, in the ordinary course of business to a Person that is subject to reasonable and appropriate confidentiality obligations.

5.03.     Additional Provisions Regarding the Debtors’ Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Disinterested Director, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 5.03 shall not be deemed to constitute a breach of this Agreement; provided that the foregoing shall not impede any Party’s termination rights as set forth in Section 8 of this Agreement. The Debtors shall promptly notify XBP of any such determination within one (1) Business Day following such determination.

(b)            Notwithstanding anything to the contrary in this Agreement (but subject to Section 5.03), each Debtor and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (i) consider any unsolicited Alternative Restructuring Transaction; (ii) provide access to non-public information concerning any Debtor to any Entity that (x) has submitted an unsolicited proposal with respect to an Alternative Restructuring Transaction and (y) has entered into a reasonable and customary Confidentiality Agreement or a reasonable and customary nondisclosure agreement with the Debtors; provided that, to the extent practicable, the Debtors shall provide notice to XBP within one (1) day of providing access to such non-public information; (iii) maintain or continue discussions or negotiations with respect to any Alternative Restructuring Transactions if such person or entity, acting in good faith and after consulting with outside counsel, determines that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that, to the extent practicable, the Debtors shall provide notice to XBP within one (1) day of taking such action; and (iv) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Debtor, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions; provided that, to the extent practicable, the Debtors shall provide notice to XBP within one (1) day of providing access to such non-public information.

(c)            Nothing in this Agreement shall: (i) impair or waive the rights of any Debtor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (ii) prevent any Debtor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (iii) require any Debtor to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal or professional privilege.

Section 6. Mutual Representations, Warranties, and Covenants. XBP and each of the Debtors, jointly and severally subject to any necessary Bankruptcy Court approval, as and to the extent applicable, hereby represents, warrants, and covenants to each other, as of the date such Party executed and delivered this Agreement:

(a)            (i) it is validly existing and in good standing under the Laws of the state of its organization or incorporation, and (ii) this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement, the XBP Transaction Documents, the Plan (including the requirement of obtaining XBP shareholder consent for those actions requiring shareholder consent as set forth in the Restructuring Steps Exhibit) and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of the transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)            except as expressly provided in this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 7. Officer’s Certificate. On the date scheduled to be the Effective Date, i.e., the date on which all Conditions in the Plan have been satisfied or stand ready to be satisfied, the Debtors shall so inform XBP and shall present XBP an officer’s certificate in the form attached hereto as Exhibit B (the “Officers’ Certificate”).

Section 8. Termination Events.

8.01.     Debtor Termination Events. The Debtors may terminate this Agreement as to all Parties upon prior written notice to XBP in accordance with Section 11.11 of this Agreement (each, a “Debtor Termination Notice”) upon the occurrence of any of the following events (each, a “Debtor Termination Event”):

(a)            the breach by XBP of any of the representations, warranties, or covenants of XBP set forth in this Agreement that would have, or could reasonably be expected to have, a material adverse effect on the Restructuring Transactions, which breach remains uncured (to the extent curable) for five (5) business days after delivery of the Debtor Termination Notice detailing any such breach; or

(b)            in accordance with Section 5.03, the Debtors determine in good faith, after consultation with counsel (which may be internal or outside counsel) (i) that continued performance under this Agreement or proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of their fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal.

8.02.     XBP Termination Event. XBP may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 11.11 of this Agreement (a “XBP Termination Notice”) upon the occurrence of any of the following events; provided that XBP does not directly or indirectly cause the occurrence of such events (collectively, the “XBP Termination Events”):

(a)            the failure of the Restructuring Transactions to have been consummated by August 7, 2025, including as result of XBP’s failing to receive shareholder or Nasdaq approval for the issuances of shares of XBP common stock contemplated by the Plan;

(b)            the Debtors terminate this Agreement;

(c)            any Debtor or other Consenting Stakeholder revokes the Restructuring Transactions without the prior consent of XBP to the extent necessary, including the withdrawal of the Plan, as applicable, or support therefor, or publicly announces its intention to take any such act;

(d)            the breach by the Debtors of any of the representations, warranties, or covenants of the Debtors set forth in this Agreement that would have, or could reasonably be expected to have, a material adverse effect on the Restructuring Transactions, or the material breach of the covenants contained in this Agreement, which breach remains uncured (to the extent curable) for five (5) business days after delivery of the XBP Termination Notice detailing any such breach;

(e)            the occurrence of a Debtor Material Adverse Effect;

(f)             the failure of the Debtors to deliver to XBP the Officer’s Certificate;

(g)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after XBP transmits a written notice in accordance with Section 11.11 hereof detailing any such issuance;

(h)            the failure of the Debtors to give prompt notice (email being sufficient) to XBP within twenty- four (24) hours of the Disinterested Director making the determination (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to enter into an Alternative Restructuring Transaction;

(i)             this Agreement or any Definitive Document is amended, waived, or modified in any manner that is inconsistent with the terms of this Agreement unless (i) such amendment, waiver, or modification has been approved in writing by XBP or (ii) such amendment, waiver, or modification is annulled, deemed invalid, or otherwise modified such that it is consistent with the terms of this Agreement within three (3) Business Days from its purported effectiveness;

(j)             the failure of the Debtors to use commercially reasonable efforts to inform XBP in writing (email being sufficient) after becoming aware (and in any event within twenty-four (24) hours after becoming so aware) of: (i) any event or circumstance that has occurred, or that is likely to occur, that would permit any Party to terminate, or that would result in the termination of, this Agreement; (ii) any event or circumstance that has occurred, or that is likely to occur, that would permit any party to terminate, or that would result in the termination of, the Consenting Stakeholders PSA; (iii) any matter or circumstance that is, or is likely to be, an impediment to the implementation or consummation of the Restructuring Transactions; (iv) the threat or commencement of any involuntary Insolvency Proceeding, lawsuit, investigation, hearing, or enforcement action from or by any person or entity in respect of any Debtor; (iv) a breach of this Agreement by the Debtors; or (v) any representation or statement made by the Debtors under this Agreement which is or proves to have been incorrect or misleading in any respect when made;

(k)            the public announcement by the Debtors of their intention not to support the Restructuring Transactions;

(l)            the transmission of a DIP Termination Notice under (and as defined in) the DIP Orders or the DIP Documents;

(m)            (i) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor seeking an order that is not stayed, vacated, or withdrawn fourteen (14) days from entry, or (ii) the filing of a motion or application in the Bankruptcy Court by any Debtor that has not been withdrawn five (5) days after filing, in each case without the prior written consent of XBP, (1) converting one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code, (2) appointing an examiner or a trustee in one or more of the Chapter 11 Cases of Debtors, (3) rejecting this Agreement, or (4) dismissing one or more of the Chapter 11 Cases of the Debtors;

(n)            any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(o)            the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated within five (5) Business Days after XBP provides written notice to the Debtors that such order is materially inconsistent with this Agreement; or

(p)            on or after July 14, 2025, if a Governance Term Sheet, acceptable to XBP, has not been agreed by the relevant parties and in a format that can be filed with Bankruptcy Court.

8.03.     Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among (a) each Debtor and (b) XBP.

8.04.     Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately upon the effective date of the Restructuring Transactions pursuant to the Plan.

8.05.     Effect of Termination. Upon the occurrence of a XBP Termination Event or Debtor Termination Event or the mutual termination of this Agreement by the Parties pursuant to Section 8.03, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination, except as otherwise expressly provided in this Agreement, shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement; provided, however, that in no event shall such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to such termination, or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and preserve their rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party. No purported termination of this Agreement shall be effective under this section or otherwise if the Party seeking to terminate this Agreement is in breach of this Agreement. Nothing in this Section 8.05shall restrict the Debtors’ right to terminate this Agreement in accordance with Section 8.01(b).

Section 9. Amendments and Waivers.

(a)            This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, without the prior written consent of the Debtors and XBP. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 9 shall be ineffective and void ab initio.

(b)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as (i) a further or continuing waiver of such breach, (ii) a waiver of any other or subsequent breach, or (iii) a waiver of any provision of this Agreement by another Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 10. Releases. The Debtors agree to continue to support the release of XBP in the Plan in substantially the form set forth in the Plan (and which shall not be subject to any reservation of rights effective upon the Plan Effective Date).

Section 11. Miscellaneous.

11.01.     Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, or other applicable Law.

11.02.     Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

11.03.     Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

11.04.     Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

11.05.     GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; provided that, to the extent the Chapter 11 Cases are dismissed, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in a court of competent jurisdiction located in New York, New York.

11.06.     TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.07.     Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.08.     Rules of Construction. This Agreement is the product of negotiations among the Debtors and XBP, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Debtors and XBP were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

11.09.     Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. The Consenting Stakeholders shall be third party beneficiaries of this Agreement to the extent any such party seeking to enforce the provision hereof against XBP consents that XBP is a third-party beneficiary of the Consenting Stakeholders PSA with respect to such Consenting Stakeholder. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

11.10.     Relationship Among the Parties. It is understood and agreed that no Party to this Agreement has any duty of trust or confidence in any form with any other Party, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. No prior history, pattern, or practice of sharing confidence among or between the Parties shall in any way affect or negate this understanding and agreement.

11.11.     Notices. All notices hereunder shall be deemed given if in writing and delivered, by email, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)     if to the Debtors, to:

Exela Technologies BPA, LLC

2701 E. Grauwyler Road Irving,

Texas 75061

Attn: Suresh Yannamani Email:suresh.yannamani@exelatech.com

and

Exela Technologies BPA, LLC

c/o AP Services, LLC

909 3rd Avenue

New York, NY 10022

Attn: Randall Eisenberg and Steve Spitzer Email:reisenberg@alixpartners.com and sspitzer@alixpartners.com

with a copy to:

Latham & Watkins LLP 1271

Avenue of the Americas New York,

NY 10020

Attn:Alexander W. Welch, Hugh Murtagh, and Jonathan Weichselbaum

Email:alex.welch@lw.com, hugh.murtagh@lw.com, and jon.weichselbaum@lw.com

(b)     if to XBP, to:

XBP Europe Holdings Inc.

1237 7th Street

Santa Monica, CA 90401

Attn:Chief Executive Officer

Email: legalnotices@xbpeurope.com and

Loeb & Loeb LLP 345

Park Avenue New York,

NY 10154

Attn:Erik Mengwall, Bethany D. Simmons

Email: emengwall@loeb.com; bsimmons@loeb.com

(c)     if to a Consenting Creditor (other than a Consenting ETI Party), to

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Ryan Preston Dahl and Matthew M. Roose

Email: ryan.dahl@ropesgray.com and matthew.roose@ropesgray.com and

Ropes & Gray LLP

191 North Wacker Drive

Chicago, IL 60606

Attn: Eric Schriesheim

Email: eric.schriesheim@ropesgray.com

(d)     Any notice given by delivery, mail, or courier shall be effective when received.

11.12.     Independent Due Diligence and Decision Making. XBP hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors. XBP acknowledges and agrees that it is not relying on any representation or warranties other than as set forth in this Agreement.

11.13.     Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required;

provided that nothing herein shall prejudice any Party’s rights to argue that the exercise of termination rights was not proper under the terms of this Agreement.

11.14.     Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

11.15.     Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

11.16.     Remedies Cumulative; Specific Performance; Damages.

(a)            All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

(b)            It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

(c)            Notwithstanding anything to the contrary in this Agreement, none of the Parties or any of their respective successors or assigns shall make a claim against, or seek to recover from, any other Party or the successors, assigns, affiliates, directors, officers, employees, counsel, representatives, agents, or attorneys-in-fact of any of them for any special, indirect, consequential, exemplary, or punitive damages or damages for lost profits in respect of any claim for breach of contract or any other theory of liability arising out of or related to this Agreement.

11.17.     Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Debtors or XBP, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including email) between each such counsel without representations or warranties of any kind on behalf of such counsel.

11.18.     Survival. Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 5.03, and any defined terms needed for the interpretation of any such Sections shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. For the avoidance of doubt, the Parties acknowledge and agree that if this Agreement is terminated, Section 10 shall survive such termination, and any and all Releases as approved by the Bankruptcy Court shall remain in full force and effect as of the Plan Effective Date.

11.19.     Representation by Counsel. Each Party acknowledges that it has had an opportunity to receive information from the Debtors and that it has been, or is part of a group that has been, or has had an opportunity to be, represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Exela Technologies BPA, LLC, Neon Acquisition, LLC, Exela Intermediate LLC, Exela Finance Inc., and XCV-EMEA, LLC on behalf of themselves and their Debtor Affiliates

By:	/s/ Randall Eisenberg
	Name:	Randall Eisenberg
Chief Restructuring Officer

XBP Europe Holdings Inc.

By:	/s/ Andrej Jonovic
	Name:	Andrej Jonovic
Chief Executive Officer

Exhibit A

(Defined Terms)

1.	“Debtor Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Debtor Material Adverse Effect”: (i) any enactment of, or change or proposed change in applicable laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market security or market index or commodity or any distribution or such markets) or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement or the Plan (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (v) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (vi) any failure in and of itself of a Debtor to meet any projections or forecasts, provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Debtor Material Adverse Effect, (vii) any events generally applicable to the industries or markets in which any Debtor operates, or (viii) any matter existing as of the date of this Agreement; provided, that in the case of each of clauses (i), (ii), (iv), (v)and (vii), any such event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Debtor Material Adverse Effect to the extent it disproportionately affects the Companies, taken as a whole, relative to other participants in the industries in which such companies operate.

2.	“EBITDA” means as of the date of determination the most recently completed twelve months trailing net income or loss of the Debtors, taken as a whole, determined in accordance with GAAP, and to the extent included therein, adding or deducting as the case may be, interest expense, income taxes, depreciation and amortization, in each case calculated in accordance with the same practice as used to calculate EBITDA in the most recent public filing of Exela Technologies, Inc.

3.	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

4.	“Indebtedness” means any and all amounts payable under or in respect of one or more (a) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (c) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, and whether or not the same is treated as “on” or “off balance sheet” for accounting purposes.

5.	“Leverage Ratio” means a ratio of Indebtedness to EBITDA.

Exhibit B

(Form of Officer Certificate)

OFFICER’S CERTIFICATE

I, [Officer’s Name], the [Officer] of Exela Technologies BPA, LLC and Neon Acquisition, LLC (collectively with their subsidiaries, the “Companies”), HEREBY CERTIFY to XBP Europe Holdings, Inc. in connection with the Transaction Support Agreement dated as of July 3, 2025 (the “Agreement”) as follows as of the date hereof and after giving effect to the Restructuring Transactions:

1.	Covenant Compliance: Each of the Companies has fully complied with all covenants, obligations, and conditions set forth in the Agreement, including, without limitation, Sections 5 and 6.

2.	Indebtedness: On an aggregate basis, the Leverage Ratio of the Companies does not exceed 5.0:1.

3.	Absence of Debtor Material Adverse Effect: No Debtor Material Adverse Effect has occurred with respect to any of the Companies.

4.	Liquidity and Compliance: On an aggregate basis, the Companies shall have Projected Emergence Liquidity (as defined in the Plan) net of any reserves of not less than $25,000,000. Based on the Companies’ current projections, Companies reasonably believe they will be able to comply, as applicable, during the next eighteen months with the liquidity and financial covenants contained in the Exit Financing Documents.

5.	Equity Value: On an aggregate basis, the equity value of the Companies is not less than $400 million, determined using the methodology employed to calculate the Plan Equity Value.

I hereby affirm that the foregoing statements are true, accurate, and complete to the best of my knowledge and belief as of the date hereof and that capitalized terms used but not defined herein shall have the meanings given in the Agreement.

IN WITNESS WHEREOF, I have executed this Certificate as of the [day] of [month], 2025.

[Officer’s Name]
[x] Officer
Exela Technologies BPA, LLC and Neon Acquisition, LLC